Trio Merger Corp. Announces Initial Public Offering

NEW YORK, NEW YORK, June 21, 2011 /PRNewswire/ — Trio Merger Corp. (OTCBB: TMRGU) (the "Company") today announced the pricing of its initial public offering. The initial public offering was for an aggregate of 6,000,000 units at $10.00 per unit representing a 20% post-effective increase in the offering size. Each unit consists of one share of common stock and one warrant. In addition, the underwriters have a 45-day option to purchase up to an additional 900,000 units from the Company at the initial public offering price to cover over-allotments, if any. The Company intends to consummate the initial public offering on or about June 24, 2011.  Simultaneously with the closing of the initial public offering, the Company will consummate a private placement of 7,100,000 warrants at $0.50 per warrant to certain initial investors and the underwriters of the Company's IPO.  EarlyBirdCapital, Inc. is acting as the lead managing underwriter of the IPO.  Morgan Joseph TriArtisan LLC is serving as a co-manager.  Graubard Miller is acting as counsel to the Company and Ellenoff Grossman & Schole LLP is acting as counsel to the underwriters.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.  The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on June 20, 2011.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of, any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.  The securities are being offered only pursuant to a prospectus.  Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov.  Alternatively, a copy of the prospectus relating to this offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016, Attn:  Aimee Bloch, 212-661-0200.

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of Trio Merger Corp.’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

###